Exhibit (10.33)
Amendment to
Standard & Poor’s Employee Retirement Plan Supplement

The Standard and Poor’s Employee Retirement Plan Supplement (the “S&P Supplemental Plan”), amended and restated effective as of January 1, 2008, unless otherwise provided, is amended as provided below.

1.	Effective January 1, 2020, Section 8.02 of the S&P Supplemental Plan is amended by adding the following to the end thereof:
For the avoidance of doubt, notwithstanding anything to the contrary in this Plan, to the extent permitted by 409A of the Code, a distribution shall be made from the Plan to an individual other than the Participant to the extent necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)) as determined by the Plan Administrator in his or her sole discretion.

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Except as set forth herein, the S&P Supplemental Plan remains in full force and effect.